January 23, 1997




Thompson Plumb Funds, Inc.
8201 Excelsior Drive
Suite 200
Madison, WI  53717

Ladies and Gentlemen:

     In connection with the filing of a Form 24F-2 Annual Notice of Securities Sold Pursuant to Rule 24f-2 for Thompson Plumb Funds, Inc., a Wisconsin corporation (the "Fund") registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), the purpose of which is to make definite the number of shares of the Fund's common stock, $.001 par value per share ("Common Stock), registered under the Securities Act of 1933 (the "1933 Act") for the fiscal year ended November 30, 1996, you have requested that we furnish you with the following opinion which we understand will be filed with the Securities and Exchange Commission.

     We understand that the Common Stock has been, and continues to be, offered to the public in the manner and on the terms identified and referred to in the Fund's Registration Statement on Form N-1A and all amendments thereto, as filed with the Securities and Exchange Commission (1933 Act Registration No. 33-6418 and 1940 Act Registration No. 811-4946) (the "Registration Statement"). For purposes of rendering this opinion, we have examined originals or electrostatic copies of such documents as we have considered necessary, including those listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     The documents we have examined are:

          1. The Registration Statement and all amendments thereto; and

          2. A certified copy of the Amended and Restated Articles of Incorporation of the Fund, as filed with the Wisconsin Secretary of State on January 29, 1992, as amended by Articles of Amendment filed with the Wisconsin Secretary of State on March 31, 1995.

          3. A Certificate of Active Status for the Fund, as recently issued by the Wisconsin Department of Financial Institutions.

     Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, and assuming that:

          a. The Prospectus which is a part of the Registration Statement and your Prospectus delivery procedures with respect thereto fulfilled all of the require-ments of the 1933 Act and the 1940 Act throughout all periods relevant to this opinion;

          b. All offers and sales of the Fund's Common Stock were made in a manner complying with the terms of the Registration Statement; and

          c. All offers or sales of the Fund's Common Stock were made in compliance with the securities laws of the states having jurisdiction thereof,

we are of the opinion that the shares of the Fund's Common Stock, the registration of which the Form 24F-2 makes definite in number, were, when issued, legally issued, fully paid and non-assessable, except that holders thereof are subject to personal liability under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees of the Fund for services performed, but not exceeding six months' service in any one case.

     We hereby consent to the filing of this opinion as a part of Form 24F-2.

                                   Very truly yours,



                                   QUARLES & BRADY

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